Exhibit 99.2

FLEETWOOD ANNOUNCES
$70.7 MILLION DIRECT EQUITY PLACEMENT

Riverside, Calif., November 18, 2005 — Fleetwood Enterprises, Inc. (NYSE:FLE), a leading producer of recreational vehicles and manufactured housing, announced today it has received definitive commitments from institutional investors for the purchase of 7.0 million shares of common stock, which would bring the Company’s total common stock outstanding to 63.5 million shares. The shares will be issued pursuant to a shelf registration statement, which was previously filed with and declared effective by the Securities and Exchange Commission. The $70.7 million offering, conducted as a direct equity placement, is expected to close on or about November 21, 2005.

The proceeds, net of offering fees and expenses, will be used to repay deferred distributions on the Company’s 6% convertible trust preferred securities, plus accrued interest on the deferral amount, as well as for general corporate purposes. On the next scheduled payment date of February 15, 2006, Fleetwood expects to pay the cumulative deferred obligation at that time of approximately $58.8 million. In addition to eliminating the liability from its balance sheet, the payment will also save the Company approximately $3.5 million in annualized interest charges on the deferral.

The 6% convertible trust preferred securities were issued in 1998, and mature on February 15, 2028. Fleetwood began deferring payments on the security in November 2001, and has the right under the trust indenture to continue the deferral for a total of 20 quarters, or until November 2006. After paying the deferred distributions, Fleetwood will have greater flexibility under the trust indenture to engage in exchange offers or repurchases of the securities, which currently requires the consent of holders of two-thirds of the outstanding securities so long as the distributions are being deferred. The Company will also have the option at any time after the payment to begin another deferral period of up to 20 quarters.

Lehman Brothers Inc. is acting as the exclusive placement agent for the transaction.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. A prospectus and prospectus supplement relating to this transaction may be obtained from Lehman Brothers Inc. at 745 Seventh Avenue, New York, New York 10019, or directly from Fleetwood.

About Fleetwood

Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries;

ongoing weakness in the manufactured housing market; continued acceptance of the Company’s products; the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; the price of gasoline as it might impact recreational vehicle sales; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company’s ability to obtain financing needed in order to execute its business strategies. Actual results, events and performance may differ materially.

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